Exhibit 99.1

NEWS RELEASE

POPEYES LOUISIANA KITCHEN, INC. CHIEF EXECUTIVE OFFICER

ADOPTS NEW 10b5-1 TRADING PLAN

Popyeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI) today announced that Cheryl Bachelder, chief executive officer, has established a new trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material non-public information to establish pre-arranged plans to buy or sell stock. The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material non-public information.

This plan was adopted to enable Ms. Bachelder to continue to exercise and sell a portion of her PLKI stock options over time as part of Ms. Bachelder’s long-term strategy for asset diversification and tax management. Utilizing this type of plan, Ms. Bachelder can gradually diversify her investment portfolio, spreading stock trades out over an extended period of time, reducing market impact. If all sales in this plan are transacted, Ms. Bachelder’s holdings will continue to remain in excess of the company’s stock holding policy of 4 times her base salary.

The trading plan goes into effect March 19, 2015 and will expire on April 10, 2015. Under the new plan, Ms. Bachelder intends to exercise up to 65,900 stock options, subject to the market price of the company’s common stock, which were granted in August of 2009 and are set to expire in August of 2016, all as set forth in her trading plan.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 28, 2014, Popeyes had 2,379 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

Forward Looking Statement

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the trading plan described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company. These risks, uncertainties and other factors are described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NEWS RELEASE

PLKI Contact Information

Investor inquiries:

Grady Walker, Director, Finance & Investor Relations

(404) 459-4584 or investor.relations@plki.com

Media inquiries:

Todd Burke, Vice President, Popeyes Communications & Public Relations

(404) 459-4737 or popeyescommunications@popeyes.com